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                  BLUE CROSS & BLUE SHIELD OF CONNECTICUT, INC.

                        VISION CARE CAPITATION AGREEMENT

         THIS AGREEMENT is made and entered into between BLUE CROSS & BLUE SHIELD OF CONNECTICUT, INC. ("BC&BS") for itself and as agent for each of its Affiliates (defined below) and OPTICARE EYE HEALTH CENTERS, INC., (the "Group") as of the Effective Date (defined herein).

PURPOSE

         BC&BS contracts for itself and on behalf of its Affiliates with employers, labor unions, trusts, administrators and other entities and individuals to insure, administer, arrange or deliver health services for Members (defined below); and

         WHEREAS, BC&BS and the Group desire to enter into this Agreement relating to the delivery of and compensation for Covered Services (defined below).

         In consideration of the mutual promises herein, the parties agree as follows:

I.       DEFINITIONS

         Defined terms are stated below and in the Administrative Policies and Procedures.

         "Administrative Policies and Procedures" means the rules, policies and procedures adopted by BC&BS that establish conditions relating to the delivery of Covered Services as communicated to the Group from time to time.

         "Affiliate" means any entity controlled directly or indirectly by BC&BS and listed on Schedule A.

         "BC&BS" means BC&BS on its own behalf and on behalf of its Affiliates, which BC&BS represents as agent for purposes of this Agreement. Unless otherwise stated or implied by the context, references to BC&BS shall be interpreted as "BC&BS or an Affiliate."

         "Covered Services" means (a) services of a Represented Provider or where appropriate and consistent with his/her professional license, a practitioner under the direct personal supervision of a Represented Provider, and (b) laboratory tests and other diagnostic procedures performed by or under the direction of a Represented Provider, that are provided to a BlueCare Family Plan Member in accordance with this Agreement and are eligible for payment or reimbursement under the applicable Plan.




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         "Member" means any person who is eligible to receive Covered Services.

         "Participating Provider" means a duly licensed provider including, without limitation, a physician, a non-physician practitioner, a hospital, a skilled nursing facility, a home health agency, a laboratory and a pharmacy, that has, directly or indirectly, entered into a written agreement with BC&BS to provide health services to Members.

         "Payor" means a person or entity that is liable for funding payments under a Plan.

         "Plan" means any health plan that is sponsored, underwritten or administered by BC&BS or by an entity with which BC&BS has agreed to provide access to the network of Participating Providers, as any Plan may be amended from time to time.

         "Program" or "Product" means the health maintenance organization (HMO), Preferred Provider Organization (PPO) or other types of health delivery models, administrative services, Plan designs and product descriptions that are provided or arranged by BC&BS and that are specifically described in the Administrative Policies and Procedures.

         "Represented Provider" means a licensed ophthalmologist, optometrist or optician (a) who is employed by, associated with or otherwise represented by the Group; (b) who is authorized by the Group to provide services pursuant to this Agreement; (c) who has completed a HealthCare Professional Credentialing Application; and (d) who has agreed with the Group to be subject to the requirements of this Agreement to the extent applicable to the Represented Provider.

         "Utilization/Quality Management" means the processes, established by or on behalf of a Payor, under which the access to, delivery, quality and utilization of Covered Services are assessed and reviewed in terms of medical necessity, efficiency, effectiveness, reasonableness of services and improved health outcomes.


II.      OBLIGATIONS OF THE PARTIES

         A.       Services

         1. BC&BS, the Group and its Represented Providers shall act in accordance with the terms of this Agreement. The Group agrees that payment in full for his/her Covered Services shall be as set forth in Schedule B.

         2. The Group, through its Represented Providers, shall provide Covered Services in accordance with applicable laws and standards of care and skill prevailing in the Group's practice


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                                       -3-

community. They shall provide Covered Services at locations acceptable to BC&BS and so as to provide convenient and timely service to Members. The Group may discontinue any location(s) upon thirty (30) days' prior written notice to BC&BS provided that convenient and timely service to Members is not interrupted. The Group shall at all times maintain a sufficient number of Represented Providers to provide convenient access for Members. BlueCare shall work in conjunction with the Group in order to determine whether an adequate number of Represented Providers are being maintained by the Group. However, final determination as to whether there is an adequate number shall be made by BlueCare in its sole discretion. To assure continuity of care for Members, the Group, through its Represented Providers, shall provide necessary services to Members seven (7) days per week, national holidays excepted, for all services covered under this Agreement except for routine eye care- services.

         3. The Group and its Represented Providers shall provide Covered Services in the same manner and as promptly as services provided to other patients. They shall not discriminate in the treatment of any Member on the basis of race, color, national origin, religion, sex, marital status, health status, sexual orientation, age or source of payment.

         4. BC&BS shall, as applicable, conduct Utilization/Quality Management and administer Covered Services without discriminating against a Member on the basis of race, color, national origin, religion, sex, marital status, health status, sexual orientation or age.

         5. The Group shall require the Represented Provider who is a physician to (i) maintain medical staff membership in good standing at one or more hospitals that are a Participating Provider; and (ii) maintain clinical privileges consistent with the practice of his/her specialty. The Group shall require each Represented Provider to refer Members for health services other than Covered Services to Participating Providers designated in the Plan or Program except as otherwise described in the Administrative Policies and Procedures or as otherwise required by law.

         6. BC&BS shall identify Participating Providers to the Group, its Represented Providers, Payors and Members in directories or other such formats as BC&BS determines is reasonably appropriate.

         7. The Group and its Represented Providers shall be bound by and comply with the provisions of applicable state and federal laws, the Administrative Policies and Procedures and Utilization/Quality Management.

         8. BC&BS shall communicate the Administrative Policies and Procedures to the Group, including up-to-date information concerning Programs, applicable levels of benefits, and copayment, coinsurance and deductible amounts applicable to each Member.

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         9. BC&BS shall contract, directly or indirectly, with Payors who agree to pay in accordance with this Agreement for Covered Services rendered by the Group and its Represented Providers. Upon specific request by the Group, BC&BS shall identify designated Payor responsible for payment of Covered Services to a specific Member.

         10. Upon written request by BC&BS, the Group shall prohibit a Represented Provider from continuing to provide services to members under this Agreement. The Group shall take action within thirty (30) days of its receipt of BC&BS' request, unless BC&BS requests immediate action by the Group.

         B.       Compensation and Billing

         1. BC&BS shall secure the agreements of Payors to compensate the Group for Covered Services as described in Schedule B hereto, subject to the Member's payment obligations under the applicable Plan or Program. The Group agrees to accept the compensation described in this Agreement and Schedule B as payment in full for Covered Services rendered by the Group and its Represented Providers.

         2. The Group and its Represented Providers shall look solely to designated Payor for compensation for Covered Services and under no circumstances, included but not limited to non payment by Payor, BC&BS' insolvency or breach of this Agreement shall they render a bill or charge to any Member except (i) applicable copayments, deductibles and coinsurance; (ii) for services that are not medically necessary or are otherwise not Covered Services, provided that they obtain the consent of the Member before providing such service; or (iii) for services provided after the individual ceases to be a Member. This paragraph shall survive termination of this Agreement for any reason and shall be construed to be for the benefit of Members.

         3. The Group shall submit to BC&BS within twenty (20) days after the end of each month during the term hereof, a monthly Covered Services tape (itemized by Member) in the format specified by BC&BS detailing the number of Covered Services performed for Members during such month; the date of services; the appropriate CPT or HCPCS procedure code; the ICD-9-M code and description of such Covered Services; the name and provider number of the Represented Provider; the current published patient charge of the Group for such Covered Services; and such other data and information as BC&BS may reasonably request. This tape shall be furnished only for Covered Services provided to Members who are shown on the membership file for such month submitted to the Group by BC&BS. All data provided on this tape shall have an accuracy rate of 97%. If the Covered Services tape is not received by BC&BS within thirty (30) days after the end of the month, BC&BS shall have the right to retain fifteen (15%) of the next payment to the Group until receipt of such tape.

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         4. When designated Payor is secondary under applicable nonduplication of benefit rules, Payor will pay no greater amount than the amount owing for Covered Services under this Agreement. If, with respect to any Member the Group recovers any amount for Covered Services from a primary payor, then designated Payor may deduct such amount from the amount due to the Group by Payor with respect to any other Member. The Group agrees that it will not bill BC&BS as secondary payor for any Covered Services for which BC&BS is the primary payor provided, however, that this provision shall not be construed to reduce a Member's benefits under any Plan.

         C.       Program Identification and Participation

         1. BC&BS shall establish a system of Member identification to communicate to the Group and its Represented Providers the Member's Program and such other information as BC&BS deems appropriate.

         2. BC&BS shall establish and maintain a system by which the Group may obtain eligibility and general coverage information concerning Members.

         3. BC&BS shall notify the Group either upon the execution of this Agreement or at least thirty (30) days in advance of the commencement of the Group's participation in a Program or Product in which the Group did not previously participate pursuant to this Agreement. The Group and its Represented Providers agree to participate in each Program or Product described in such notice or notices.

         D.       Records and Recordkeeping

         1. BC&BS and the Group agree that clinical records of Members shall be regarded as confidential and both shall comply with all applicable federal and state laws regarding such records.

         2. The Group and its Represented Providers will maintain medical, financial and administrative records concerning services provided to Members and will keep these records for at least five (5) years from the date the service was rendered. They agree that BC&BS or Payors, their authorized representatives, and duly authorized third parties such as governmental or regulatory agencies, will have the right to inspect, review and receive copies of records directly related to services rendered to Members, upon reasonable notice, during regular business hours. The Group or its Represented Providers will use its or their best efforts to obtain any necessary releases from Members with respect to their records and the information contained therein.

         E.       Notice of Changes


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         The Group shall notify BC&BS in writing within seven (7) days after the occurrence of:

                  (i) A change of the Group's business address or of any Represented Provider's address, including any relocation or elimination of a location described in Section II.A.2.;

                  (ii) Any action taken to restrict, suspend or revoke the Group's professional license or certificate or the license of any Represented Provider;

                  (iii) Any action to restrict, suspend or revoke any Represented Provider's staff privileges;

                  (iv) Any action brought against the Group or a Represented Provider for malpractice and the final disposition of such action by settlement or adjudication;

                  (v) The termination, reduction or cancellation of the insurance coverages required under this Agreement;

                  (vi) Any criminal action against the Group or a Represented Provider; or

                  (vii) Any other situation which might materially affect the Group's or a Represented Provider's ability to carry out the duties under this Agreement or to meet any credentialing criteria.

         F.       Utilization/Quality Management

         1. The Group and its Represented Providers shall cooperate with BC&BS in its conduct of Utilization/Quality Management including, without limitation, Quality Management site visits. The Group agrees that payment for any claim may be reduced or denied if BC&BS or its designee makes a Utilization/Quality Management determination that health care services provided by the Group or a Represented Provider were not Covered Services because they were not medically necessary or were otherwise not eligible for payment under the applicable Plan. The Group will be obligated to reimburse Payor either directly as specified by BC&BS or through a retroactive adjustment against other payments due to the Group if a claim was previously paid and is later determined not to be medically necessary or to be otherwise ineligible for payment under the applicable Plan.

         2. BC&BS shall maintain and communicate to the Group a procedure for the appeal of Utilization/Quality Management decisions.

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         3. In such circumstances that BC&BS deems appropriate, BC&BS agrees to communicate to the Group Utilization/Quality Management information concerning Covered Services rendered by Represented Providers.

         G.       Review and Audit

         1. The Group and each Represented Provider agree that BC&BS may audit their books and records related to Covered Services.

         2. BC&BS shall provide reasonable advance notice of an audit. BC&BS shall give due regard to the nature of the Group's or a Represented Provider's business such that BC&BS does not unreasonably interfere with their professional practice during an audit. The Group acknowledges that BC&BS is required by Payors to verify that Covered Services are rendered and paid in accordance with Program and Plan requirements and the Group and its Represented Providers agree to cooperate with BC&BS in the audit.

         3. The action that BC&BS may take as a result of an audit include, but are not limited to: consultation with the Group, re-audit, withholding of payments to the Group, demand for immediate payment of all sums determined to be owed to it by the Group and the institution of action to collect such sums, and/or suspension or termination of this Agreement. If BC&BS determines that it has paid a claim to the Group which does not comply with this Agreement, BC&BS may set off the amount of the claim from any future payment(s) that would otherwise be due to the Group under this Agreement. If BC&BS determines that the Group was underpaid under the terms of this Agreement, BC&BS shall notify Payor to compensate the Group in accordance with BC&BS' findings.

         H.       Insurance

         1. The Group shall obtain and maintain throughout the term of this Agreement general and professional liability coverage in form and amount acceptable to BC&BS and shall give BC&BS a certificate of insurance evidencing such coverage upon request.

         2. The Group shall require each Represented Provider to maintain such coverages in form and amount acceptable to BC&BS and shall provide evidence of such insurance to BC&BS upon its request.

         I.       Representations

         1. The Provider Credentialing Applications submitted by or on behalf of each Represented Provider are expressly incorporated by reference into this Agreement. The Group and each Represented Provider represent and warrant that the information set forth therein is true


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and correct. The Group shall promptly notify BC&BS of any changes in the information contained in any Provider's Credentialing Application within thirty
(30) days of such change.

         2. The Group represents and warrants that only Represented Providers will be allowed to provide Covered Services.

         3. The Group represents and warrants that it is authorized to act on behalf of its Represented Providers and will provide evidence of its authority upon request.

         4. The Group will provide evidence of Represented Providers' agreement to abide by the terms of this Agreement upon request.

         5. The representations and warranties set forth herein shall continue throughout the term of this Agreement.

III.     TERM AND TERMINATION

         A.       Term of Agreement

         This Agreement shall begin on September 1, 1995 (the "Effective Date")and shall terminate as of September 1, 1997 unless sooner terminated as provided under this Agreement. The term of the Agreement may be extended by the Group until September 1, 1998 by providing written notice to BC&BS no later than May 1, 1997 provided that at the time of such notice, the Group is not in breach of its obligations under this Agreement by the Group,.

         B.       Termination

         1. For Cause. This Agreement may be terminated for cause as follows:

                  (a) Immediately upon written notice by a party, in the event that another party becomes insolvent or is the subject of a voluntary or involuntary bankruptcy or similar proceeding;

                  (b) Immediately if the Group is prohibited from participating in the Medicare or Medicaid programs under Title XVIII or XIX of the Social Security Act, either permanently or for a stated period of time;

                  (c) Immediately by BC&BS upon written notice in the event that the Group or its Represented Providers have had its/his/her/their licenses suspended or revoked, have had staff privileges restricted, suspended or terminated (other than as a temporary

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         administrative sanction), have had any policy of insurance required under this Agreement terminated or cancelled or has committed fraud or other claims abuses;

                  (d) By BC&BS upon thirty (30) days' prior written notice if it determines that the Group or its Represented Providers have a pattern and practice of inappropriate utilization or have materially violated any of the Administrative Policies and Procedures or Utilization/Quality Management; or

                  (e) By any party if the other party has breached any provision of this Agreement and such breach has not been cured within thirty (30) days after receipt of notice of the breach.

         2. Without Cause. This Agreement may be terminated by any party without cause upon one hundred twenty (120) days' prior written notice to the other parties.

         C.       Rights and Obligation Upon Termination

         1. Upon termination of this Agreement for any reason, the rights and obligations of each party hereunder shall terminate, except as otherwise provided in this Agreement or the Administrative Policies and Procedures. Any such termination shall not relieve BC&BS or the Group from obligations arising under this Agreement prior to the effective date of termination.

         2. In the event of the dissolution or insolvency of an HMO Payor, the Group and its Represented Providers agree to continue to provide Covered Services to such HMO's Members until the Member becomes covered under another health benefit plan or until the date for which premiums or other payments by or on behalf of the Member have been made, whichever occurs first, at no charge to the Member other than amounts payable by the Member under his/her HMO Plan. This provision will survive the termination of this Agreement, regardless of the reason for termination.

IV.      MISCELLANEOUS PROVISIONS

         A.       Effect of Agreement

         1. BC &BS is entering into this Agreement in its individual capacity and as the duly authorized agent of each of its Affiliates. Each Affiliate, however, is deemed to be a full party to this Agreement and will be solely responsible for the performance of its obligations under this Agreement with respect to its Members.

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         2. This Agreement contains all the terms and conditions agreed upon by the parties to this Agreement and supercedes all other agreements of the parties, oral or otherwise, regarding the provision of Covered Services.

         3. The Group shall secure each Represented Provider's authorization for any hospital at which he/she has staff privileges to provide BC&BS with notification of any action taken against his/her staff privileges, any report filed with the National Practitioner Data Bank with respect to him/her, any professional negligence action brought against him/her or any other situation which would materially affect a Represented Provider's ability to carry out his/her duties and obligations under this Agreement.

         B.       Amendment

         BC&BS and/or any Affiliate may amend this Agreement by providing prior written notice to the Group. The Group may object in writing to any such proposed amendment within thirty (30) days following receipt of notice; failure to object shall constitute the Group's acceptance thereof.

         C.       Use of Name

         The Group agrees that the Group's and each Represented Provider's name, addresses and other relevant information may be included in literature distributed to Members, Payors, Participating Providers, prospective Payors and prospective Members.

         D.       Blue Cross and Blue Shield Association

         The Group acknowledges that this Agreement constitutes a contract between the Group and BC&BS or any Affiliate, that BC&BS is an independent corporation operating under a license with the Blue Cross and Blue Shield Association, an association of independent Blue Cross and Blue Shield Plans (the "Association") permitting BC&BS to use the Blue Cross and/or Blue Shield Service Mark in the State of Connecticut, and that BC&BS is not contracting as the agent of the Association. The Group further acknowledges and agrees that it has not entered into this Agreement based upon representations by any person, entity or organization other than BC&BS and that no person, entity or organization other than BC&BS will be held accountable or liable to the Group for any of BC&BS' obligations to the Group created under this Agreement.

         E.       Independent Contractors

         The relationship between the parties is that of independent contractors. None of the provisions of this Agreement is intended to create, nor will be construed to create, an agency, partnership or joint venture relationship between the parties. No party to this Agreement nor any

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of their respective officers, members or employees, will be deemed to be the agent, employee or representative of another party by virtue of this Agreement.

         F.       Proprietary Information

         The Group agrees that all proprietary information that the Group receives from BC&BS, including but not limited to data, reimbursement methods and rates, network information, trade secrets, programs, systems, work product and other documentation, is the sole property of BC&BS. The Group further agrees to keep this proprietary information strictly confidential, except as disclosure to Represented Providers may be necessary in which event each such Represented Provider shall keep such information strictly confidential.

         G.       Assignment and Delegation of Duties

         Neither BC&BS nor the Group may assign duties, rights or interests under this Agreement unless the other party so consents in writing provided, however, that any reference to BC&BS herein shall include any successor in interest and that BC&BS may assign its duties, rights and interests under this Agreement in whole or in part to any Affiliate or may delegate any and all of its duties in the ordinary course of business. The Group may delegate any or all of its duties under this Agreement in the ordinary course of its business provided that any such delegation shall require the prior consent of BC&BS provided further, that such delegation shall not relieve the Group of any of its obligations under this Agreement.

         H.       Notice

         Any notice required to be given must be in writing and be sent via U.S. mail or a recognized courier service or may be hand delivered to the Group at the address described on the signature page of this Agreement and to BC&BS and/or an Affiliate at the address listed below:

                  Blue Cross & Blue Shield of Connecticut, Inc.
                  Professional Relations Department
                  P.O. Box 558
                  370 Bassett Road
                  North Haven, Connecticut 06473

         Any party may change its address for notice purposes by written notice to the other party and such change will be effective upon receipt.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

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THE GROUP                                    BLUE CROSS & BLUE SHIELD OF
                                             CONNECTICUT, INC. FOR ITSELF AND AS
                                             AGENT FOR AFFILIATES

By: /s/ Dean Yimoyines                       By: /s/ Stephen B. Arthur
    --------------------------------             -------------------------------
    (signature of corporate officer)

Name: Dean Yimoyines                         Title: Vice President
      --------------------------------              ----------------------------
     (print name of corporate officer)

Title: President                             Date: 10-23-95
       -------------------------------             -----------------------------

Group Name: Opticare Eyeheath Centers, Inc.
            -------------------------------
            (print name of group)

Group/Corporate Tax
Identification No.:
                    ---------------------------------